Exhibit 10.15

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 29, 2012, is made and entered into by Zhaoling Yan (“Seller”), and Ellis Yan (“Buyer”).

A. Seller is currently the record owner of 90,852,530 Common Shares, with a par value of CHF0.10 per share, of TCP International Holdings Ltd., a corporation formed under the laws of the country of Switzerland (the “Company”).

B. Buyer desires to purchase from Seller 23,026,211 Common Shares, with a par value of CHF0.10 per share, of the Company (the “Purchased Shares”) on the terms and subject to the conditions set forth in this Agreement.

C. Seller desires to sell the Purchased Shares to Buyer on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, consideration and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Sale of Purchased Shares; Purchase Price. Upon the terms and conditions herein set forth, Seller agrees to sell, convey, transfer, assign, grant and deliver to the Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Shares free and clear of all liens, pledges, encumbrances, security interests, equities, claims, covenants, conditions, limitations, options or rights of third parties (including, without limitation, rights of first refusal), charges or similar restrictions (collectively, “Encumbrances”) for a total aggregate purchase price of One United States Dollar ($1.00) and other good and valuable consideration the receipt of which is hereby acknowledged (the “Purchase Price”).

2. Closing. The closing (“Closing”) shall take place no later than one business day after the closing conditions in Section 5 have been satisfied or waived (“Closing Date”). On the Closing Date, (i) Seller will (a) sign and deliver appropriate instruments of transfer documents required to be signed by the Seller to transfer the Purchased Shares to Buyer and if necessary deliver the stock certificates evidencing his ownership of the Purchased Shares to Buyer or to the person designated by Buyer, (ii) Buyer will deliver the Purchase Price to Seller by delivery of a check or by wire transfer in immediately available funds to the account of Seller and (iii) the Company will record, or cause to be recorded, the transfer of the Purchased Shares on the stock records of the Company and, if required or requested, issue stock certificates for the Purchased Shares to the Buyer and a new stock certificate to Seller for the balance of shares he owns in the Company.

3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows: (i) Seller owns the Purchased Shares, free and clear of all Encumbrances. At the Closing, Buyer will acquire good title to the Purchased Shares, free and clear of all encumbrances, (ii) Seller has the full power and authority to execute, deliver, and perform his obligations under this Agreement and no further action is necessary to make this Agreement valid and binding upon Seller and enforceable against him in accordance with the terms hereof, and (iii) the execution, delivery and consummation of this Agreement by Seller does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, regulation, law, contract or any other restriction to which Seller is a party or to which any of his assets are subject or bound, and no consent or approval of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization or the consummation of the transactions contemplated in this Agreement.

4. Buyer’s Representations and Warranties. Buyer represents and warrants to the Seller as follows: (i) Buyer has the full power and authority to execute, deliver, and perform his obligations under this Agreement and no further action is necessary to make this Agreement valid and binding upon Buyer and enforceable against him in accordance with the terms hereof and (ii) the execution, delivery and consummation of this Agreement by Buyer does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, regulation, law, contract or any other restriction to which Buyer is a party or to which any of his assets are subject or bound, and no consent or approval of any person, firm or other entity or governmental body is or was required to be obtained by Buyer for the authorization or the consummation of the transactions contemplated in this Agreement.

5. Closing Conditions. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Seller) of the following (i) the closing of an initial underwritten public offering (“IPO”) of shares of the Company, (ii) Buyer remains an employee of the Company or an affiliate of the Company; and (iii) the consolidated net sales of the Company for each of the fiscal years ending December 31, 2012 and 2013 achieves a 15% increase over the previous fiscal year’s consolidated net sales. Consolidated net sales will be determined based on the aggregate of net sales in the consolidated group of entities held by the Company, as reflected on the audited and finalized financial statements of the Company for the 2012 and 2013 fiscal years; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, (x) if Seller dies and the Gain Recognition Agreements dated 12/24/2010 regarding Seller’s transfers in 2007 and 2008 (the “GRAs”) are triggered in their entirety at any time prior to the Closing or (y) if the GRAs are triggered in their entirety by Seller at any time prior to the Closing, then the conditions in this Section 5 will be deemed to have been satisfied and the Closing will occur as soon as possible thereafter on the date designated by Buyer.

6. Survival of Representations and Warranties. All representations, warranties, covenants and conditions of the parties will survive the execution and delivery of this Agreement.

7. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but which together will constitute one document. Delivery by facsimile of an executed copy of this Agreement will be deemed effective delivery and each facsimile will be deemed effective and enforceable as if it were an original.

8. Captions and Section Headings. Captions and section headings used herein are for convenience of reference purposes only and will not be given any effect in the construction or interpretation of this Agreement.

9. Waivers. No waiver of any term of this Agreement shall be valid or enforceable unless set forth in writing and signed by the party against whom such waiver is asserted; provided, however, that any such waiver will not be deemed a waiver of any other obligation, agreement, or condition contained in this Agreement.

10. Entire Agreement; Amendment. This Agreement embodies the entire understanding and agreement among the parties hereto, and supersedes all prior discussions, understandings, and agreements, written or oral, express or implied, relating to the subject matter hereof. There are no representations, warranties, covenants, or undertakings other than those expressly set forth herein. This Agreement may only be amended or modified by a writing signed by all of the parties hereto.

11. Interpretation. The provisions of this Agreement, and of each separate article and section, are severable, and if any term or provision of this Agreement is held by an authority of competent jurisdiction to be illegal or unenforceable, then the remaining terms and provisions of this Agreement shall remain in full force and effect and such illegal or unenforceable term or provision shall be enforced to the fullest extent permitted by law.

12. No Assignment; Binding Effect. This Agreement is not assignable by any party without the prior written consent of the other party and any attempted or actual assignment of this Agreement without such consent will be null and void and of no effect. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13. Expenses. Notwithstanding any other provision in this Agreement to the contrary, each party hereto will be responsible for his respective expenses incurred in connection with the preparation and negotiation of this Agreement.

14. Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement must be in writing and will be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one (1) business day after being sent by a nationally or regionally recognized overnight courier service, or (c) three (3) business days after having been deposited in the United States registered or certified mail, postage prepaid, return receipt requested, in each case addressed to the party or his permitted assignees.:

15. Applicable Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio. Any dispute arising under or in connection with this Agreement or the transactions contemplated hereby will be tried and delegated exclusively in the state or federal courts located in Cuyahoga County, Ohio. Each party hereby waives any right he may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 15, and each further stipulates that the state and federal courts located in Cuyahoga County, Ohio will have in personam jurisdiction and venue over him for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement.

16. Further Assurances. Each party hereto, at any time on or after the Closing, will do, execute, file, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, agreements, instruments, powers of attorney and assurances as may be required or necessary for the consummation of the transactions contemplated under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be fully signed as of the date first above written.

SELLER:

/s/ Zhaoling Yan
Zhaoling Yan

BUYER:

/s/ Ellis Yan
Ellis Yan